Item 4.01 Change in Registrant’s Certifying Accountant

(a) On April 6, 2009, the Registrant advised McGladrey & Pullen, LLP (“McGladrey”) that it was being dismissed as the Registrant’s independent registered public accounting firm. The decision to dismiss McGladrey was considered and approved by the Audit Committee of the Registrant’s Board of Directors on April 6, 2009.

McGladrey’s reports on the Registrant’s consolidated financial statements for the fiscal years ended December 31, 2008 and 2007, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2008 and 2007, and through the period ended April 6, 2009, there were no disagreements with McGladrey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreements, if not resolved to McGladrey’s satisfaction, would have caused McGladrey to make reference to the subject matter of the disagreements in connection with their report on the Registrant's consolidated financial statements; in addition, there were no reportable events as listed in Item 304(a)(1)(v) of Regulation S-K.

The Registrant has complied with Item 304(a)(3) of Regulation S-K.

(b) On April 7, 2009, the Registrant appointed Grant Thornton LLP (“GT”) as the Registrant’s registered public accounting firm for fiscal year ending December 31, 2009. Neither the Registrant nor anyone on its behalf has consulted with GT during the last two fiscal years ended December 31, 2008 and 2007, or during any subsequent interim period preceding the date hereof, regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Registrant’s consolidated financial statements; and as such, no written report or oral advice was provided, and none was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issues; or (ii) or any matter that was either the subject of a disagreement or a reportable event, as there were none.

Item 9.01 Financial Statements and Exhibits

Exhibit 16.1 Letter from McGladrey regarding change in certifying accountant.

EXHIBIT INDEX

The following exhibit is filed herewith:

Exhibit 16.1 Letter from McGladrey regarding change in certifying accountant.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M&F BANCORP, INC. (Registrant)

By:	/s/ Lyn Hittle
Lyn Hittle
Chief Financial Officer

Dated: April 8, 2009